Video River Networks acquires DRNG and hires Northrop Grumman Aerospace Veteran

TORRANCE, Calif., July 15, 2021 /PRNewswire/ -- Video River Networks (OTC:NIHK), an Electric Vehicles and Battery Technology holding company, announced today that it has signed a deal to acquire Drone Guarder Inc. (OTC:DRNG). DRNG is a security and surveillance company that focuses on commercializing a drone and AI technology enhanced home security system as a turnkey solution locally and internationally.

Video River Networks (OTC:NIHK) will run DRNG as an independent company. Adam Taylor will remain president and CEO. And Frank Igwealor will become Chairman and Co-CEO.

The deal also includes Video River Networks purchasing 5,500,000 DRNG Special 2021 series A preferred shares for a total of $20,000. The purchase price will be payable in two tranches. 10% or $2,000 after the verbal agreement and 90% or $18,000 following execution of the agreement.

Video River Networks will also pay the fees required to reinstate DRNG and bring it current with OTC Markets. Moreover, within 30 days after DRNG has become Pink Current on the OTC Market, Video River Networks shall provide a working capital of $20,000 to Drone Guarder, Inc. to finish and bring-to-market its Drones and Artificial Intelligent products.

Additionally, Video River Networks have also hired a Northrop Grumman aerospace veteran to enhance their Drone and Ai division, and will join DRNG board as director. Northrop Grumman being an NYSE traded company that's among the world's best in the industry;The Video River Networks team is excited about this hire because of the vast experience and knowledge that will be brought into Video River Networks.

With this acquisition deal being announced along with the new hire, Video River Networks are expecting a big and successful business venture into the security and surveillance industry.

The CEO of Video River Networks commented:

"We are so excited by this acquisition, as well as the new hire to our company. We see both events bringing great things into the Video River Networks ecosystem."

The news comes following Video River Network's influx of recent company updates. Which have made their investors very excited and eager to see the future of the company unfold.

About Video River Networks, Inc.

Video River Networks, Inc. is an Electric Vehicles and Battery Technology holding company that operates and manages a portfolio of Electric Vehicles, Artificial Intelligence, Machine Learning and Robotics ("EV-AI-ML-R") assets, businesses and operations in North America. The Company's current and target portfolio businesses and assets include operations that design, develop, manufacture and sell high-performance fully electric vehicles and design, manufacture, install and sell Power Controls, Battery Technology, Wireless Technology, and Residential utility meters and remote, mission-critical devices mostly engineered through Artificial Intelligence, Machine Learning and Robotic technologies. NIHK's current technology-focused business model is a result of our board resolution on September 15, 2020 to spin-in/off our specialty real estate holding business to an operating subsidiary and then pivot back to being a technology company. The Company has now returned back to its original technology-focused businesses of Power Controls, Battery Technology, Wireless Technology, and Residential utility meters and remote, mission-critical devices. For more information and the latest updates check the company's Twitter account at https://twitter.com/NIHKEV

CONTACT:
Video River Networks, Inc.
370 Amapola Ave., Suite 200A
Torrance, CA 90501
contact@videorivernetworks.net

SOURCE Video River Networks